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                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICs

Introduction

         This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All the Company's employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         If a law conflicts with a policy in this Code of Business Conduct and Ethics, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should seek guidance in the manner described in Section 15 of this Code.

         This Code of Business Conduct and Ethics will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to the Code, which may include removal from a position as a director or officer, and dismissal as an employee of the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Sections 15-17 of this Code.

     1. Compliance With Laws

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

     2. Ethical Conduct

         Beyond compliance with laws, the Company requires that all its directors, officers, and employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of the Company's business conduct must not be compromised. The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

     3. Conflicts of Interest

         A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.


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         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier, whether directly as an employee or indirectly as a consultant or board member. You are to avoid any direct or indirect business connection with the Company's customers, suppliers or competitors, except as a representative of the Company. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors.

         Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should follow the guidelines described in Sections 15-17 of this Code.

     4. Insider Trading

         Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company has a more detailed insider trading policy to which reference should be made for specific guidelines. If you have any questions or need a copy of the detailed insider trading policy, please consult the Company's General Counsel.

     5. Corporate Opportunities

         Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company, either directly or indirectly. Employees, officers and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

     6. Competition and Fair Dealing

         The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

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         To maintain the Company's valuable reputation, compliance with its software development procedures is critical. In designing and developing the Company's products, it is essential that employees not violate any intellectual property rights of others.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor or manager any gifts or proposed gifts which you are not certain are appropriate.

     7. Discrimination and Harassment

         The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. The Company's policy against discrimination applies to any legally protected status including race, color, gender, religion, national origin, disability, veteran status, sexual preference, and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation of securities laws or any provision of federal law relating to fraud against shareholders. The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination.

         No employee, officer or director may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.

         No one may take any action harmful to any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

     8. Health and Safety

         The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

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     9. Accounting, Auditing, and Public Disclosure Obligations

         The Company's requirement that employees, officers, and directors, including without limitation the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer, follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters, and public disclosure obligations. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. For employees or independent contractors who work on billable client projects, it is essential that time be recorded accurately for each specific project such person is working on.

         Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or an appropriate person in the Accounting Department. Rules and guidelines are available from the Accounting Department. The Company's expense reporting policy must be strictly adhered to.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform to applicable legal requirements, generally accepted accounting principles, and the Company's system of internal controls. The Company's internal controls system is designed to ensure that the process of gathering and processing financial data results in the accurate preparation of the Company's financial statements. It is the Company's policy that no employee may take any action that is not consistent with those accounting controls.

         The Company's outside auditors play a large role in ensuring the accuracy of the Company's financial statements and their involvement in that process must not be compromised through conflicts of interest or other improper pressure or coercion. The provisions of this Code of Business Conduct and Ethics concerning business entertainment of customers and suppliers also apply to dealings with the Company's independent public accountants. In addition, it is prohibited under federal law and Company policy to fraudulently influence, coerce, manipulate or mislead the Company's independent public accountants for the purpose of rendering the Company's financial statements materially misleading.

         Business records and communications often become public, and employees and directors should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood and can be harmful to the Company in a variety of ways. This applies equally to e-mail, internal memos, and formal reports.

         Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Company's Legal Department immediately.

         Full, fair, accurate, timely, and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in any other public communications.

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         The Company's Audit Committee has adopted special procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. These procedures are set out in
Section 17 of this Code.

     10. Confidentiality

         Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes without limitation all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

     11. Protection and Proper Use of Company Assets

         All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to your supervisor, manager, or other appropriate personnel for investigation. Company property should not be used for non-Company business, though incidental personal use may be permitted.

         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing, product development and service plans, engineering ideas, designs, databases, source code, software architecture and methods, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

     12. Payments to Government Personnel

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Legal Department can provide guidance to you in this area.

     13. Political Contributions

         A corporation is prohibited from making a political contribution to any candidate for federal office. In addition, virtually every state either limits or prohibits the making of political contributions by a corporation to a state or local candidate or political party. If any of the Company's customers request that the Company make a political contribution, it is essential that you get the prior approval of both an appropriate business person in your organization as well as the Legal Department before any contribution is made. Under no circumstances shall the Company make a political contribution to any federal candidates.

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     14. Waivers of the Code of Business Conduct and Ethics

         Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or stock exchange regulation.

     15. Personal Responsibility

         It is essential that the Company ensure prompt and consistent action against violations of this Code of Business Conduct and Ethics. However, in some situations it is difficult to know right from wrong. Since employees and directors cannot anticipate every situation that will arise, it is important that each individual has a way to approach a new question or problem. These are the steps to keep in mind:

     o Make sure you have all the facts. In order to reach the right solutions, the Company must be as fully informed as possible.

     o Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

     o Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

     o Consider discussing the problem with your supervisor. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process at an early stage. Remember that it is your supervisor's responsibility to help solve problems.

     o Seek help from Company resources. If you believe it is not appropriate to discuss an issue with your supervisor, or if you do not feel comfortable approaching your supervisor with your question, discuss it with your Human Resources manager. If you are uncomfortable discussing the situation with your supervisor or Human Resources manager, you should direct your concerns to the Senior Vice President, Human Resources. The Company will not tolerate any retaliation against an employee for good faith reports of legal or ethical violations.

     o You may report legal or ethical violations in confidence and without fear of retaliation. If you desire anonymity, you need not identify yourself when raising your concerns. Anonymity can also be maintained if you make your complaint in the manner set forth in Section 17 of this Code. If you believe there has been a material violation of this Code of Business Conduct and Ethics, you should report it in the manner described in Sections 16 and 17 of this Code. As previously stated, the Company does not permit retaliation of any kind against employees for good faith reports of legal or ethical violations.

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     o  Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

     16. Reporting/Investigation Procedures

         Any employee who reasonably believes that there has been a material violation of this Code of Business Conduct and Ethics should report it immediately to the Company's General Counsel. If you believe that it is necessary for your complaint to be handled on an anonymous basis, you may raise your concerns in the manner described in Section 17 of this Code, even if the matter does not regard questionable accounting or auditing matters. The General Counsel (or his/her designee) will promptly investigate the matter. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of this Code of Business Conduct and Ethics or who participate in the investigation. If the investigation leads to a conclusion that a material violation of this Code has occurred, the Company will take appropriate corrective action which may include removal from a position as a director or officer, and dismissal as an employee of the Company.

         The Company recognizes the potentially serious impact of a false accusation. Employees are expected as part of the ethical standards required by this Code of Business Conduct and Ethics to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any employee who makes a complaint in bad faith will be subject to appropriate corrective action including dismissal.

     17. Special Procedures for Reporting/Investigation Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

         Any employee who reasonably believes that there has been a material violation of this Code of Business Conduct and Ethics caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Confidential Employee Hotline at 1-866-763-9361 or in writing to Systems & Computer Technology Corporation, c/o Message Pro, 1-866-763-9361, 9700 Bissonnet, Suite 1500, Houston, TX 77036. The complaint should provide sufficient information so that a reasonable investigation can be conducted.


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